                                                            EXHIBIT 12.1


                             GREAT WESTERN FINANCIAL CORPORATION
                      Computation of Ratios of Earnings to Fixed Charges

                                      Twelve Months Ended  Twelve Months Ended  Twelve Months Ended
(Dollars in thousands)                  Decmeber 31, 1995    December 31, 1994    Decmeber 31, 1993
                                      -------------------  -------------------  -------------------

EARNINGS
  Net earnings                                 $  261,022           $  251,234           $   62,047
  Accounting changes                                                                              -
  Taxes on income                                 161,100              155,300               30,000
                                               ----------           ----------           ----------
  Earnings before taxes and
    accounting changes                         $  422,122           $  406,534           $   92,047
                                               ==========           ==========           ==========
INTEREST EXPENSE
  Customer accounts                            $1,217,085           $  950,299           $  939,081
  Borrowings                                      734,670              370,004              370,761
                                               ----------           ----------           ----------
    Total                                      $1,951,755           $1,320,303           $1,309,842
                                               ==========           ==========           ==========
RENT EXPENSE
  Total                                        $   46,433           $   55,011           $   53,638
  1/3 thereof                                      15,478               18,337               17,879

Capitalized interest                           $        -           $      196           $      777
Preferred stock dividends                      $   25,015           $   25,015           $   25,015

Ratio of earnings to fixed charges
  and preferred stock dividends

  Excluding customer accounts
    Earnings before fixed charges              $1,172,270           $  794,875          $   480,687
    Fixed charges                                 790,602              429,015              426,526

    Ratio                                            1.48                 1.85                 1.13

  Including customer accounts
    Earnings before fixed charges              $2,389,355            $1,745,174          $1,419,768
    Fixed charges                               2,007,687             1,379,314           1,365,607

    Ratio                                            1.19                  1.27                1.04

Ratio of earnings to fixed charges

  Excluding customer accounts
    Earnings before fixed charges              $1,172,270            $  794,875          $  480,687
    Fixed charges                                 750,148               388,537             389,417

    Ratio                                            1.56                  2.05                1.23

  Including customer accounts
    Earnings before fixed charges              $2,389,355            $1,745,174          $1,419,768
    Fixed charges                               1,967,233             1,338,836           1,328,498

    Ratio                                            1.21                  1.30                1.07
/TABLE
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

                                                  EXHIBIT 12.1 (continued)

                          GREAT WESTERN FINANCIAL CORPORATION
                  Computation of Ratios of Earnings to Fixed Charges

                                           Twelve Months Ended  Twelve Months Ended
(Dollars in thousands)                       Decmeber 31, 1992    December 31, 1991
                                           -------------------  -------------------

EARNINGS
  Net earnings                                      $   85,006           $  298,130
  Accounting changes                                   (31,094)                   -
  Taxes on income                                       41,600              207,300
                                                    ----------           ----------
  Earnings before taxes and
    accounting changes                              $   95,512           $  505,430
                                                    ==========           ==========
INTEREST EXPENSE
  Customer accounts                                 $1,333,473           $1,968,205
  Borrowings                                           344,823              493,757
                                                    ----------           ----------
    Total                                           $1,678,296           $2,461,962
                                                    ==========           ==========
RENT EXPENSE
  Total                                             $   57,823           $   51,440
  1/3 thereof                                           19,274               17,147

Capitalized interest                                $    2,071           $    6,859
Preferred stock dividends                           $   15,543           $    7,023

Ratio of earnings to fixed charges
  and preferred stock dividends

  Excluding customer accounts
    Earnings before fixed charges                   $  459,609           $1,016,334
    Fixed charges                                      393,704              529,669

    Ratio                                                 1.17                 1.92

  Including customer accounts
    Earnings before fixed charges                   $1,793,082           $2,984,539
    Fixed charges                                    1,727,177            2,497,874

    Ratio                                                 1.04                 1.19

Ratio of earnings to fixed charges

  Excluding customer accounts
    Earnings before fixed charges                   $  459,609           $1,016,334
    Fixed charges                                      366,168              517,763

    Ratio                                                 1.26                 1.96

  Including customer accounts
    Earnings before fixed charges                   $1,793,082           $2,984,539
    Fixed charges                                    1,699,641            2,485,968

    Ratio                                                 1.05                1.20
